Exhibit 99.1

Center Financial Reports $7.5 Million Net Income, $0.17 EPS for 2010 Second Quarter

-- Profitable Core Operations, $5.9 Million Bargain Purchase Gain Associated with FDIC-Assisted Transaction and $1.2 Million Gain on Sale of Loans Contribute to Strong Earnings for 2Q 2010 --

LOS ANGELES--(BUSINESS WIRE)--July 29, 2010--Following its return to profitable operations in the 2010 first quarter, Center Financial Corporation (NASDAQ: CLFC), today reported net income of $7.5 million, equal to $0.17 per diluted common share, for its second quarter ended June 30, 2010, in contrast with a net loss of $12.8 million, or $0.81 per share, a year earlier.

“We believe the collective actions taken in 2009 firmly positioned the company to achieve the return to profitable operations for the six months ended 2010 notwithstanding what continues to be a challenging operating environment, particularly related to commercial real estate,” said Jae Whan (J.W.) Yoo, president and chief executive officer. “The company’s strengthened capital standing enabled us to complete an FDIC-assisted transaction in the second quarter, immediately contributing to earnings by way of a bargain purchase gain, while at the same time increasing the earnings power going forward. We continued to proactively monitor the portfolio to mitigate potential losses and negotiated $55 million in note sales during the quarter at an average 6.7% discount to the principal amount. Overall, credit metrics are trending positively with a considerable reduction in delinquent loans, especially in early stage delinquencies. However, we are standing on the sidelines with cautious optimism and expect to maintain elevated reserve levels until we see directionally consistent data that point to a more stabilizing economic recovery.”

2010 SECOND QUARTER SUMMARY:

  Net income totaled $7.5 million, equal to $0.17 per diluted common share;
  Company recorded a bargain purchase gain of $5.9 million relating to the Innovative Bank acquisition, net of the equity appreciation instrument (EAI) cost of $1.4 million;
  $1.2 million gain on sale of loans reflects the SBA loans to the wholesale market;
  Capital ratios further strengthened with total risk-based capital ratio of approximately 18.85% and Tier 1 leverage capital ratio of approximately 13.55% at June 30;
  Total assets increased to $2.28 billion, primarily reflecting the Innovative Bank transaction;
  Non-covered nonperforming loans declined to $67.5 million at June 30, and delinquent non-covered loans 30 to 89 days past due fell to $11.6 million;
  Net charge-offs of $7.6 million, included a total of $2.9 million in recoveries during the quarter;
  Non-covered loans declined to $1.47 billion at June 30 with continued downsizing of the commercial real estate portfolio;
  Provision for loan losses equaled $5.0 million, and allowance for loan losses remained relatively stable at 3.97% of gross loans at June 30;
  Total deposits increased to $1.80 billion, reflecting the Innovative Bank transaction and organic growth in noninterest bearing deposits, partially offset by continued run off of higher rate funds. Noninterest bearing deposits represent 22.1% of total deposits;
  Net interest margin increased 12 basis points on a sequential basis to 3.53% for Q2 2010; and
  Company’s efficiency ratio improved to 43.01%.

FDIC-ASSISTED TRANSACTION

On April 16, 2010, following the closure of Oakland, California-based Innovative Bank by the California Department of Financial Institutions, Center Bank acquired the banking operations of Innovative Bank from the Federal Deposit Insurance Corporation (FDIC), under a whole bank purchase and assumption agreement with loss sharing. After purchase accounting fair value adjustments, Center Bank acquired total assets of $219.8 million, including $126.2 million of loans for which the FDIC will bear 80% of the losses. Center Bank also assumed liabilities of $233.9 million, including $209.3 million in deposits. The transaction added four branches and marked the company’s entry into the Northern California market. The company said systems integration of the former Innovative Bank branches is on schedule to be completed during the third quarter.

The company recorded a bargain purchase gain on the transaction of $5.9 million, net of an equity appreciation instrument cost of $1.4 million. The acquisition was immediately accretive to operating results, contributing net interest income of $1.9 million, noninterest income of $286,000, noninterest expense of $777,000 and pre-tax earnings of $1.4 million for the second quarter of 2010. These operating results exclude the bargain purchase gain and are not indicative of future operating results. Center Financial incurred merger-related expenses in connection with the acquisition of Innovative Bank of $129,000.

Loans acquired in the FDIC-assisted transaction are subject to a loss sharing agreement and are referred to as “covered loans.” Covered loans are reported separately in the consolidated statements of financial condition.

ASSET QUALITY

Non-covered nonperforming loans at June 30, 2010 declined sequentially from March 31 levels to $67.5 million, but was up when compared with $63.5 million at December 31, 2009. Total non-covered nonperforming assets at the end of the 2010 second quarter, including $2.8 million in other real estate owned (OREO), equaled $70.3 million, or $67.0 million net of guarantees. This compares with total non-covered nonperforming assets at March 31, 2010 of $73.4 million, or $68.7 million net of guarantees, including $3.0 million in OREO. The largest contributing factor to the sequential decline in non-covered nonperforming loans was the $55.0 million in note sales negotiated during the 2010 second quarter. At December 31, 2009, total non-covered nonperforming assets equaled $67.7 million, or $64.9 million net of guarantees, including $4.3 million in OREO. Total non-covered nonperforming assets represented 4.76% of gross loans and OREO at June 30, 2010, compared with 4.81% at March 31, 2010 and 4.39% at December 31, 2009.

Delinquent non-covered loans 30 to 89 days past due declined to $11.6 million at June 30, 2010 from $28.8 million at March 31, 2010 and was lower when compared with $13.4 million at December 31, 2009. Performing troubled debt restructurings (TDRs) that are not accounted for in non-covered nonaccrual or delinquent loans equaled $17.7 million at June 30, 2010, compared with $9.8 million at March 31, 2010 and $4.4 million at December 31, 2009.

Net charge-offs during the 2010 second quarter equaled $7.6 million, including total recoveries of $2.9 million. The company attributes the strong recoveries to its early actions to resolve potential problem loans. In comparison, net charge-offs totaled $4.5 million in the 2010 first quarter and $28.1 million in the 2009 fourth quarter. As a percentage of average loans on an annualized basis, net charge-offs year-to-date equaled 1.61%.

Center Financial recorded a provision for loan losses of $5.0 million for the 2010 second quarter. The allowance for loan losses declined to $58.4 million and was relatively stable at 3.97% of gross non-covered loans. The company’s allowance for loan losses at March 30, 2010 was $61.0 million, equal to 4.01% of gross loans and totaled $58.5 million, representing 3.81% of gross loans, at December 31, 2009.

LOANS & DEPOSITS

Non-covered loans at June 30, 2010 declined to $1.47 billion from $1.52 billion at March 31, 2010 and $1.54 billion at year-end 2009, primarily reflecting decreases in the commercial real estate portfolio. Covered loans at June 30, 2010 totaled $122.4 million. Total loans at June 30, 2010 amounted to $1.60 billion.

Total deposits at June 30, 2010 rose to $1.80 billion from $1.63 billion at March 31, 2010 and $1.75 billion at December 31, 2009. The company attributed the sequential increase to deposits assumed in the Innovative Bank transaction and organic growth in its noninterest-bearing and money market accounts, partially offset by the strategic run off of higher rate retail and brokered deposits. As of June 30, 2010, noninterest-bearing demand deposits rose 10% from March 31, 2010 levels to $397.6 million, and represented 22.0% of total deposits. The company’s loan-to-deposit ratio equaled 85.4% at June 30, 2010, including the Innovative Bank transaction. In comparison, the company’s loan-to-deposit ratio was 89.8% at March 31, 2010 and 84.6% at December 31, 2009.

The average cost of interest-bearing deposits continued to trend downwards, decreasing to 1.52% for the three months ended June 30, 2010 from 1.65% for the preceding first quarter and from 1.97% for the 2009 fourth quarter. Total cost of deposits also continued to decline at 1.19% for the 2010 second quarter, compared with 1.31% for the 2010 first quarter and 1.60% for the 2009 fourth quarter.

BALANCE SHEET SUMMARY & CAPITAL

Total assets at June 30, 2010 increased to $2.28 billion from $2.19 billion at year-end 2009, largely reflecting the FDIC-assisted acquisition of former Innovative Bank, offset by reductions in the company’s investment securities portfolio, predominantly due to securities sales effected in the 2010 first quarter. Average interest-earning assets for the 2010 second quarter equaled $1.98 billion, compared with $1.95 billion for the 2010 first quarter and $2.01 billion for the 2009 fourth quarter.

Total shareholders’ equity at June 30, 2010 increased to $265.2 million from $256.1 million at December 31, 2009. As of June 30, 2010, the company’s tangible common equity as a percentage of tangible assets, which is a non-GAAP financial measure, decreased to 9.25% from 9.75% at March 31, 2010. At December 31, 2009, tangible common equity as a percentage of tangible assets was 6.01%. Center Financial further strengthened its capital position as of June 30, 2010 from year-end 2009. Total risk-based capital ratio increased to approximately 18.85%, Tier 1 risk-based capital ratio advanced to approximately 17.59% and Tier 1 leverage ratio expanded to approximately 13.55%.

2010 SECOND QUARTER OPERATIONAL HIGHLIGHTS

Net interest income before provision for loan losses totaled $17.5 million for the 2010 second quarter. The FDIC-assisted Innovative Bank transaction contributed to higher levels of interest income on loans, as well as higher interest expense on borrowed funds. Net interest income before provision for loan losses totaled $16.4 million for the preceding three months ended March 31, 2010 and $15.3 million in the year-ago second quarter. The average yield on loans for the 2010 second quarter rose to 5.72% from 5.68% for the preceding first quarter, but was down when compared with 6.12% for the 2009 second quarter.

The company’s net interest margin (NIM) for the 2010 second quarter expanded 12 basis points to 3.53% from 3.41% in the immediately preceding first quarter, benefiting from continued reductions in the cost of deposits, partially offset by the reversal of $894,000 in interest income from non-accruing loans recognized during the second quarter. For the year-ago second quarter, the company’s NIM was 2.96%.

Noninterest income of $11.1 million for the 2010 second quarter reflects a sharp increase from comparable periods due to a $5.9 million bargain purchase gain and a gain on the sale of loans of $1.2 million. For the preceding 2010 first quarter, noninterest income totaled $5.7 million and included a $2.2 million gain on sale of securities available for sale. Noninterest income for the prior-year second quarter amounted to $3.5 million, for which there were no comparable gains.

Total noninterest expense for the 2010 second quarter was $12.3 million, compared with $10.9 million in the immediately preceding 2010 first quarter and $11.7 million in the prior-year second quarter. The increase primarily reflects additional staff and operating expenses associated with the Innovative Bank transaction. The company continues to focus on managing costs and improving its operating efficiencies. The company’s 2010 second quarter efficiency ratio benefited from the $5.9 million bargain purchase gain and improved to 43.01% from 49.12% for the 2010 first quarter and from 62.48% in the year-ago second quarter.

For the 2010 second quarter, Center Financial posted net income of $7.5 million, or $0.17 per diluted common share, after a loan loss provision of $5.0 million and an income tax provision of $3.8 million. This compares with net income of $2.8 million, $0.10 per diluted common share, in the immediately preceding first quarter, after a loan loss provision of $7.0 million and an income tax provision of $1.5 million. In the 2009 second quarter, the company sustained a net loss of $12.8 million, or $0.81 per common share, after a loan loss provision of $29.8 million and an income tax benefit of $10.0 million.

For the 2010 second quarter, Center Financial posted a return on average assets (ROAA) of 1.38% and a return on average equity (ROAE) of 11.43%. This compares with an ROAA of 0.53% and an ROAE of 4.34% for the 2010 first quarter. For the year-ago second quarter, the company reported a loss on average assets equal to 2.32% and a loss on average equity of 23.95%.

“Looking ahead to the second half of 2010 and with two profitable quarters under our belt, we are more confident that we may be ahead of the credit cycle and anticipate being able to sustain profitable operations for the year,” Yoo said. “While keeping a close eye on asset quality, our board and management team expect to focus more of our attention on strategic growth opportunities, both organic and acquisitive, and enhancing the overall earnings capacity of Center Bank for the longer term.”

Use of Non-GAAP Financial Measures

This news release includes “non-GAAP financial measures” within the meaning of the Securities and Exchange Commission rules. Tangible common equity per common share and tangible common equity to tangible assets are non-GAAP financial measures. Tangible common equity was calculated as total shareholders’ equity less preferred stock and related dividend and accretion of preferred stock discount, goodwill and intangible assets, net. Tangible common equity to tangible assets represents tangible common equity divided by total assets less goodwill and other intangible assets, net. The calculation of tangible common equity may differ among companies in light of diversity in presentation in the marketplace. Management believes that these measures are useful when comparing banks with preferred stock due to TARP funding to banks without preferred stock on their balance sheet and for evaluating a company’s capital levels. This information is being provided in response to market participant interest in these financial metrics. This information is not intended to be considered in isolation or as a substitute for the relevant measures calculated in accordance with U.S. GAAP. The reconciliations of these non-GAAP financial measures to GAAP financial measure included in this news release are attached herein.

Investor Conference Call

The company will host an investor conference call on Thursday, July 29, 2010 at 9 a.m. PDT (12 noon EDT) to review financial results for its 2010 second quarter. The institutional investment community is invited to participate in the call by dialing 866-831-6234 (domestic) or 617-213-8854 (international) and entering passcode 19320092. Other interested parties are invited to listen to the live call through a listen-only audio Web broadcast via the Internet in the Investor Relations section of www.centerbank.com. Listeners are encouraged to visit the Web site at least 15 minutes prior to the start of the scheduled presentation to register, download and install any necessary audio software. For those who are not available to listen to the live broadcast, the audio broadcast will be archived for one year. A telephonic replay of the call will be available through Thursday, August 5, 2010 by dialing 888-286-8010 (domestic) or 617-801-6888 (international) and entering replay passcode 81983786.

About Center Financial Corporation

Center Financial Corporation is the holding company of Center Bank, a community bank offering a full range of financial services for diverse ethnic and small business customers. Founded in 1986 and specializing in commercial and SBA loans and trade finance products, Center Bank has grown to be one of the nation’s soundest financial institutions focusing on the Korean-American community, with total assets of $2.28 billion at June 30, 2010. Headquartered in Los Angeles, Center Bank operates a total of 23 full-service branches and one loan production office. The company has 17 full-service branches located throughout Southern California and three branches in Northern California. Center Bank also operates two branches and one loan production office in the Seattle area, along with one branch in Chicago. Center Bank is a California state-chartered institution and its deposits are insured by the FDIC to the extent provided by law. For additional information on Center Bank, visit the company’s Web site at www.centerbank.com

This release contains forward-looking statements, which are included in accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties, and actual results and performance in future periods may be materially different from any future results or performance suggested by the forward-looking statements in this release. Factors that might cause such differences include, but are not limited to, those identified in our cautionary statements contained in Center Financial Corp.’s Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2009 (See Business, and Management’s Discussion and Analysis), and other filings with the Securities and Exchange Commission (SEC) are incorporated herein by reference. These factors include, but are not limited to: competition in the financial services market for both deposits and loans; the ability of Center Financial and its subsidiaries to increase its customer base; changes in interest rates; the successful integration and operations of the FDIC-assisted acquisition; the company’s ability to sustain profitable operations; the company’s ability to capitalize on strategic growth opportunities; the company’s ability to enhance its earnings capacity; and regional and general economic conditions. Such forward-looking statements speak only as of the date of this release. Center Financial expressly disclaims any obligation to update or revise any forward-looking statements found herein to reflect any changes in the company’s expectations of results or any change in events.

CENTER FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (Unaudited)
(Dollars in thousands)
	6/30/10	12/31/09
ASSETS
Cash and due from banks	$41,977	$34,294
Federal funds sold	236,560	145,810
Interest-bearing deposits in other banks	50,458	52,698
Cash and cash equivalents	328,995	232,802

Securities available for sale, at fair value	275,844	370,427
Federal Home Loan Bank and Pacific Coast Bankers Bank stock, at cost	16,266	15,673
Non-covered loans, net of allowance for loan losses of $58,435 as of June 30, 2010 and $58,543 as of December 31, 2009	1,388,127	1,455,824
Non-covered loans held for sale, at the lower of cost or fair value	27,084	23,318
Covered loans	122,362	-
Premises and equipment, net	12,763	13,368
FDIC loss share receivable	25,300	-
Core deposit intangibles, net	490	-
Customers' liability on acceptances	2,504	2,341
Non-covered other real estate owned	2,778	4,278
Covered other real estate owned	1,560	-
Accrued interest receivable	5,707	6,879
Deferred income taxes, net	10,976	11,551
Investments in affordable housing partnerships	10,888	11,522
Cash surrender value of life insurance	12,590	12,392
Income tax receivable	15,214	16,140
Prepaid regulatory assessment fees	9,624	11,483
Other assets	6,071	4,802
Total	$2,275,143	$2,192,800

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Deposits:
Noninterest-bearing	$397,598	$352,395
Interest-bearing	1,402,397	1,395,276
Total deposits	1,799,995	1,747,671

Acceptances outstanding	2,504	2,341
Accrued interest payable	5,379	5,803
Other borrowed funds	171,823	148,443
Long-term subordinated debentures	18,557	18,557
Accrued expenses and other liabilities	11,721	13,927
Total liabilities	2,009,979	1,936,742
Commitments and Contingencies	-	-

Shareholders' Equity
Preferred stock, no par value; 10,000,000 shares authorized; issued and outstanding, 55,000 shares and 128,500 shares as of June 30, 2010 and December 31, 2009, respectively
Series A, cumulative, issued and outstanding, 55,000 shares as of June 30, 2010 and December 31, 2009	53,286	53,171
Series B, non-cumulative, convertible, issued and outstanding, none and 73,500 shares as of June 30, 2010 and December 31, 2009, respectively	-	70,000

Common stock, no par value; 100,000,000 and 40,000,000 shares authorized; issued and outstanding, 39,895,111 and 20,160,726 shares (including 60,809 shares and 57,309 of unvested restricted stock) as of June 30, 2010 and December 31, 2009, respectively	158,508	88,060

Retained earnings	50,092	41,314
Accumulated other comprehensive income, net of tax	3,278	3,513
Total shareholders' equity	265,164	256,058
Total	$2,275,143	$2,192,800

CENTER FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS) (Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended			Six Months Ended
	6/30/10	3/31/10	6/30/09	6/30/10	6/30/09
Interest and Dividend Income:
Interest and fees on loans	$21,388	$20,628	$24,742	$42,016	$49,053
Interest on federal funds sold	102	60	114	162	149
Interest on investment securities	2,859	2,944	2,343	5,803	4,634
Total interest and dividend income	24,349	23,632	27,199	47,981	53,836

Interest Expense:
Interest on deposits	5,060	5,461	9,913	10,521	18,637
Interest on borrowed funds	1,671	1,603	1,782	3,274	3,600
Interest expense on trust preferred securities	143	140	181	283	373
Total interest expense	6,874	7,204	11,876	14,078	22,610

Net interest income before provision for loan losses	17,475	16,428	15,323	33,903	31,226
Provision for loan losses	5,000	7,000	29,835	12,000	44,287
Net interest income (loss) after provision for loan losses	12,475	9,428	(14,512)	21,903	(13,061)

Noninterest Income:
Customer service fees	2,086	2,031	2,022	4,117	3,996
Fee income from trade finance transactions	720	658	587	1,378	1,136
Wire transfer fees	331	281	279	612	546
Gain on business acquisition	5,900	-	-	5,900	-
Gain on sale of loans	1,203	-	-	1,203	-
Net gain (loss) on sale of securities available for sale	-	2,209	-	2,209	(49)
Loan service fees	427	160	185	587	459
Other income	391	350	401	741	1,124
Total noninterest income	11,058	5,689	3,474	16,747	7,212

Noninterest Expense:
Salaries and employee benefits	4,647	4,340	4,684	8,987	8,973
Occupancy	1,437	1,195	1,248	2,632	2,430
Furniture, fixtures, and equipment	640	507	517	1,147	1,045
Data processing	654	464	522	1,118	1,117
Legal fees	279	306	408	585	650
Accounting and other professional fees	546	315	352	861	762
Business promotion and advertising	415	257	344	672	682
Supplies and communications	396	264	304	660	728
Security service	285	235	261	520	506
Regulatory assessment	1,037	986	1,642	2,023	2,235
Merger related expenses	129	-	-	129	-
OREO related expenses	400	959	147	1,359	154
Other operating expenses	1,408	1,035	1,316	2,443	2,611
Total noninterest expense	12,273	10,863	11,745	23,136	21,893

Income (loss) before income tax provision (benefit)	11,260	4,254	(22,783)	15,514	(27,742)
Income tax provision (benefit)	3,758	1,487	(9,996)	5,245	(12,229)

Net income (loss)	7,502	2,767	(12,787)	10,269	(15,513)

Preferred stock dividends and accretion of preferred stock discount	(746)	(744)	(739)	(1,490)	(1,470)

Net income (loss) available to common shareholders	6,756	2,023	(13,526)	8,779	(16,983)

Other comprehensive income (loss)	1,013	(1,248)	2,270	(235)	1,226

Comprehensive income (loss)	$8,515	$1,519	$(10,517)	$10,034	$(14,287)

Earnings (loss) per common share:
Basic	$0.17	$0.10	$(0.81)	$0.29	$(1.01)
Diluted	$0.17	$0.10	$(0.81)	$0.29	$(1.01)
Average common shares outstanding:
Basic	39,895,181	21,286,403	16,789,080	30,642,197	16,789,080
Diluted	39,908,346	21,289,829	16,789,080	30,644,291	16,789,080

CENTER FINANCIAL CORPORATION
SELECTED FINANCIAL DATA (Unaudited)
(Dollars in thousands)	Three Months Ended
	6/30/10		3/31/10		6/30/09
		Annualized		Annualized		Annualized
	Average	Average	Average	Average	Average	Average
	Balance	Rate/Yield	Balance	Rate/Yield	Balance	Rate/Yield
Assets:
Interest-earning assets:
Loans	$1,498,956	5.72%	$1,474,122	5.68%	$1,622,366	6.12%
Federal funds sold	185,860	0.22	103,624	0.23	227,678	0.20
Investments	298,392	3.84	376,699	3.17	227,014	4.14
Total interest-earning assets	1,983,208	4.92	1,954,445	4.90	2,077,058	5.25
Noninterest - earning assets:
Cash and due from banks	89,749		84,983		53,934
Bank premises and equipment, net	12,845		13,231		14,382
Customers' acceptances outstanding	2,353		2,193		3,073
Accrued interest receivables	6,165		6,437		7,037
Other assets	84,064		70,425		53,653
Total noninterest-earning assets	195,176		177,269		132,079

Total assets	$2,178,384		$2,131,714		$2,209,137

Liabilities and Shareholders' Equity:
Interest-bearing liabilities:
Deposits:
Money market and NOW accounts	$475,608	1.15%	$492,797	1.07%	$492,730	2.09%
Savings	92,390	2.69	91,507	2.71	63,569	3.48
Time certificates of deposit over $100,000	499,851	1.46	522,126	1.83	582,390	2.91
Other time certificates of deposit	265,746	1.91	234,163	2.06	344,761	2.99
	1,333,595	1.52	1,340,593	1.65	1,483,450	2.68
Other borrowed funds	167,541	4.00	148,239	4.39	168,147	4.25
Long-term subordinated debentures	18,557	3.09	18,557	3.06	18,557	3.91
Total interest-bearing liabilities	1,519,693	1.81	1,507,389	1.94	1,670,154	2.85
Noninterest-bearing liabilities:
Demand deposits	379,059		350,135		304,931
Total funding liabilities	1,898,752	1.45%	1,857,524	1.57%	1,975,085	2.41%
Other liabilities	18,488		15,742		19,937
Total noninterest-bearing liabilities	397,547		365,877		324,868
Shareholders' equity	261,144		258,448		214,115
Total liabilities and shareholders' equity	$2,178,384		$2,131,714		$2,209,137

Net interest income
Cost of deposits		1.19%		1.31%		2.22%
Net interest spread		3.11%		2.97%		2.40%
Net interest margin		3.53%		3.41%		2.96%

CENTER FINANCIAL CORPORATION
SELECTED FINANCIAL DATA (Unaudited)
(Dollars in thousands)
	Six Months Ended
	6/30/10		6/30/09
		Annualized		Annualized
	Average	Average	Average	Average
	Balance	Rate/Yield	Balance	Rate/Yield
Assets:
Interest-earning assets:
Loans	$1,508,357	5.62%	$1,645,491	6.01%
Federal funds sold	191,185	0.17	142,610	0.21
Investments	339,106	3.45	216,157	4.32
Total interest-earning assets	2,038,648	4.75	2,004,258	5.42
Noninterest - earning assets:
Cash and due from banks	89,714		47,584
Bank premises and equipment, net	13,066		14,565
Customers' acceptances outstanding	2,423		3,460
Accrued interest receivables	6,293		6,946
Other assets	83,829		49,818
Total noninterest-earning assets	195,325		122,373

Total assets	$2,233,973		$2,126,631

Liabilities and Shareholders' Equity:
Interest-bearing liabilities:
Deposits:
Money market and NOW accounts	$516,774	1.04%	$472,579	2.05%
Savings	90,527	2.74	57,490	3.52
Time certificates of deposit over $100,000	511,735	1.64	533,662	2.98
Other time certificates of deposit	279,801	1.77	326,789	3.05
	1,398,837	1.52	1,390,520	2.70
Other borrowed funds	160,133	4.12	172,481	4.21
Long-term subordinated debentures	18,557	3.08	18,557	4.05
Total interest-bearing liabilities	1,577,527	1.80	1,581,558	2.88
Noninterest-bearing liabilities:
Demand deposits	374,997		305,308
Total funding liabilities	1,952,524	1.45%	1,886,866	2.42%
Other liabilities	20,838		20,864
Total noninterest-bearing liabilities	395,835		326,172
Shareholders' equity	260,611		218,901
Total liabilities and shareholders' equity	$2,233,973		$2,126,631

Net interest income
Cost of deposits		1.20%		2.22%
Net interest spread		2.95%		2.53%
Net interest margin		3.35%		3.14%

CENTER FINANCIAL CORPORATION
SELECTED FINANCIAL DATA (Unaudited)
(Dollars in thousands)
	As of the Dates Indicated
	6/30/10	3/31/10	12/31/09	9/30/09	6/30/09
Deposits
Demand deposits (noninterest-bearing)	$397,598	$360,520	$352,395	$332,541	$314,621
Money market accounts and NOW	505,217	445,999	528,331	503,006	530,410
Savings	94,486	90,294	86,567	77,698	77,958
	997,301	896,813	967,293	913,245	922,989
Time deposits
Less than $100,000	303,582	227,909	256,020	322,141	335,440
$100,000 or more	499,112	500,590	524,358	574,829	596,519
Total deposits	$1,799,995	$1,625,312	$1,747,671	$1,810,215	$1,854,948

As a percentage of total deposits:
Demand deposits (noninterest-bearing)	22.1%	22.2%	20.2%	18.4%	17.0%
Money market accounts and NOW	28.1%	27.4%	30.2%	27.8%	28.6%
Savings	5.2%	5.6%	5.0%	4.2%	4.2%
	55.4%	55.2%	55.4%	50.4%	49.8%
Time deposits
Less than $100,000	16.9%	14.0%	14.6%	17.8%	18.1%
$100,000 or more	27.7%	30.8%	30.0%	31.8%	32.1%
Total deposits	100.0%	100.0%	100.0%	100.0%	100.0%

CENTER FINANCIAL CORPORATION
SELECTED FINANCIAL DATA (Unaudited)
(Dollars in thousands)
	As of the Dates Indicated
	6/30/10	3/31/10	12/31/09	9/30/09	6/30/09
Non-covered Loans
Real Estate:
Construction	$15,052	$16,620	$21,014	$21,800	$37,224
Commercial	937,792	985,479	1,007,794	1,095,858	1,104,496
Commercial	296,195	299,738	295,289	290,675	320,005
Trade Finance	53,342	43,370	39,290	43,602	52,000
SBA	60,531	65,460	49,933	43,969	38,401
Consumer and other	111,919	111,772	125,560	97,841	95,417
Non-covered Loans	1,474,831	1,522,439	1,538,880	1,593,745	1,647,543

Less:
Allowance for loan losses	58,435	61,011	58,543	63,978	65,197
Deferred loan fees	188	290	331	483	555
Discount on SBA loans retained	997	799	864	931	1,016
Net Non-covered Loans	$1,415,211	$1,460,339	$1,479,142	$1,528,353	$1,580,775

As a percentage of non-covered loans:
Real Estate:
Construction	1.0%	1.1%	1.4%	1.4%	2.3%
Commercial	63.6%	64.7%	65.5%	68.8%	67.0%
Commercial	20.1%	19.7%	19.2%	18.2%	19.4%
Trade Finance	3.6%	2.8%	2.6%	2.7%	3.2%
SBA	4.1%	4.3%	3.2%	2.8%	2.3%
Consumer and other	7.6%	7.4%	8.1%	6.1%	5.8%
Non-covered Loans	100.0%	100.0%	100.0%	100.0%	100.0%

Covered Loans	6/30/10
	Amount	%
Real Estate:
Construction	$-	0.0%
Commercial	76,280	62.3%
Commercial	12,388	10.1%
Trade Finance	-	0.0%
SBA	32,438	26.5%
Consumer and other	1,256	1.0%
Covered Loans	$122,362	100.0%

Total Loans
	6/30/10
	Amount	%
Real Estate:
Construction	$15,052	0.9%
Commercial	1,014,072	63.5%
Commercial	308,583	19.3%
Trade Finance	53,342	3.3%
SBA	92,969	5.8%
Consumer and other	113,175	7.1%
Total Loans	$1,597,193	100.0%

CENTER FINANCIAL CORPORATION
SELECTED FINANCIAL DATA (Unaudited)
(Dollars in thousands)
	6/30/10	12/31/09	6/30/09
Non-covered nonperforming loans:
Construction Real Estate	$4,540	$8,441	$16,973
Commercial Real Estate	51,057	42,678	4,516
Commercial	7,445	8,290	13,577
Consumer	281	339	889
Trade Finance	1,196	1,498	1,196
SBA	2,972	2,207	1,774
Total non-covered nonperforming loans	67,491	63,453	38,925
Other real estate owned	2,778	4,278	4,567
Non-covered nonperforming assets	70,269	67,731	43,492

Guaranteed portion of nonperforming loans	3,250	2,816	2,448
Total non-covered nonperforming assets, net of guarantees	$67,019	$64,915	$41,044
Performing TDR's not included above	$17,709	$4,414	$1,335

Non-covered nonperforming loans to non-covered loans	4.58%	4.12%	2.36%
Non-covered nonperforming assets to non-covered loans and other real estate owned	4.76	4.39	2.63

Delinquent loans 30-89 days past due	$11,582	$13,439	$29,740
Total nonperforming loans	67,491	63,453	38,925
Total delinquent non-covered loans	$79,073	$76,892	$68,665

CENTER FINANCIAL CORPORATION
SELECTED FINANCIAL DATA (Unaudited)
(Dollars in thousands)
	Six Months	Three Months	Year	Six Months
	Ended and as of	Ended and as of	Ended and as of	Ended and as of
	6/30/10	3/31/10	12/31/09	6/30/09
Balances
Average total loans outstanding during the period	$1,517,404	$1,534,369	$1,637,703	$1,682,918
Total loans outstanding at end of period *	$1,473,646	$1,521,350	$1,537,685	$1,645,972
* Net of deferred loan fees and discount on SBA loans sold
Allowance for Loan Losses:
Balance at beginning of period	$58,543	$58,543	$38,172	$38,172
Charge-offs:
Construction Real Estate	-	-	6,844	2,727
Commercial Real Estate	10,040	3,659	23,742	4,448
Commercial	3,747	532	23,795	8,780
Consumer	238	190	1,599	1,104
SBA	872	331	941	417
Trade Finance	251	-	911	-
Total charge-offs	15,148	4,712	57,832	17,476
Recoveries
Real estate	105	43	-	-
Commercial	2,789	53	269	43
Consumer	66	44	394	140
SBA	80	40	67	30
Trade Finance	-	-	1	1
Total recoveries	3,040	180	731	214
Net loan charge-offs	12,108	4,532	57,101	17,262
Provision for loan losses	12,000	7,000	77,472	44,287
Balance at end of period	$58,435	$61,011	$58,543	$65,197

Ratios:
Net loan charge-offs to average loans	1.61%	1.20%	3.49%	1.03
Provision for loan losses to average total loans	1.59	1.85	4.73	2.63
Allowance for loan losses to gross loans at end of period	3.97	4.01	3.81	3.96
Allowance for loan losses to total non-covered nonperforming loans	86.6	86.6	92.3	167.5
Net loan charge-offs to allowance for loan losses at end of period	41.78	30.13	97.54	26.48
Net loan charge-offs to provision for loan losses	100.90	64.74	73.71	38.98
	Three Months Ended			Six Months Ended
Performance ratios:	6/30/10	3/31/10	6/30/09	6/30/10	6/30/09
Return (loss) on average assets	1.38%	0.53%	(2.32)%	0.93%	(1.47)%
Return (loss) on average equity	11.43	4.34	(23.95)	7.88	(14.29)
Efficiency ratio	43.01	49.12	62.48	45.68	56.96
Net loans to total deposits at period end	85.38	89.85	85.22	85.38	85.22
Net loans to total assets at period end	67.49	70.15	69.71	67.49	69.71

Capital ratios:
Leverage capital ratio	(estimate)
Consolidated Company	13.55%	12.82%	9.38%
Center Bank	13.39	12.46	8.88
Tier 1 risk-based capital ratio
Consolidated Company	17.59	16.94	11.59
Center Bank	17.40	16.45	10.93
Total risk-based capital ratio
Consolidated Company	18.85	18.23	12.87
Center Bank	18.66	17.73	12.21

CENTER FINANCIAL CORPORATION
RECONCILIATION OF GAAP FINANCIAL MEASURES TO NON-GAAP FINANCIAL MEASURES
(Unaudited)
(Dollars in thousands, except per share data)

	6/30/10	12/31/09

Total shareholders' equity	$265,164	$256,058
Less:
Preferred stock	(53,286)	(123,171)
Common stock warrant	(1,026)	(1,026)
Intangible assets, net	(490)	-
Tangible common equity	$210,362	$131,861

Total assets	$2,275,143	$2,192,800
Less : Intangible assets, net	-	-
Tangible assets	$2,275,143	$2,192,800

Common shares outstanding	39,895,111	20,160,726

Tangible common equity per common share	$5.27	$6.54
Tangible common equity to tangible assets	9.25%	6.01%

CONTACT:
Center Financial Corporation
Angie Yang
SVP, Investor Relations
213-251-2219
angiey@centerbank.com